UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2010

CAMPUS CREST COMMUNITIES, INC.

(Exact name of Registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	001-34872 (Commission File Number)	27-2481988 (IRS Employer Identification No.)

2100 Rexford Road, Suite 414, Charlotte, NC (Address of principal executive offices)	28211 (Zip Code)
Registrant’s telephone number, including area code: (704) 496-2500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On October 19, 2010, Campus Crest Communities, Inc., a Maryland corporation (the “Company”), closed its initial public offering of 28,333,333 shares of its common stock, par value $0.01 per share. In connection with the initial public offering and certain restructuring transactions, the Company entered into the following agreements, each dated as of October 19, 2010:
•	Tax Protection Agreement among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, MXT Capital, LLC (“MXT Capital”) and the parties named therein, requiring the Company (i) to maintain a minimum level of indebtedness of $56.0 million for a period of ten years in order to allow a sufficient amount of debt to be allocable to MXT Capital and (ii) to make indemnifying payments to MXT Capital should the Company fail to maintain such minimum level of indebtedness;

•	Indemnification Agreements between Campus Crest Communities, Inc. and each of Ted W. Rollins, Donald L. Bobbitt, Jr., Earl C. Howell, Michael S. Hartnett, Howard J. Weissman, Denis McGlynn, Richard S. Kahlbaugh, N. Anthony Coles, Shannon N. King, William G. Popeo, Brian L. Sharpe and Daniel L. Simmons, providing for the indemnification of certain officers or directors of the Company for amounts paid in settlement and expenses incurred by such director or officer, or on his or her behalf, in connection with his or her participation in, or as a result of such director or officer being threatened to be made a party to, certain proceedings by reason of such director’s or officer’s status as a director, officer or employee of the Company;

•	Credit Agreement, by and among Campus Crest Communities Operating Partnership, LP, Campus Crest Communities, Inc., Citibank, N.A., and the other parties thereto, dated as of October 19, 2010, providing for a three-year, $125 million senior secured revolving credit facility; and

•	Amended and Restated Operating Agreement of HSRE-Campus Crest I, LLC, providing for the development, ownership, operation and management of certain of the Company’s student housing properties.
     Copies of the agreements listed above are filed as exhibits to this report and are incorporated by reference herein, and the summary descriptions of such agreements are qualified in their entirety by the terms of such agreements filed as exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     On October 19, 2010, the Company entered into the Credit Agreement with Citibank, N.A., providing for a three-year, $125 million revolving credit facility.

Item 3.02	Unregistered Sales of Equity Securities.
     In connection with the closing of the initial public offering and certain contribution and formation transactions, Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), issued approximately $3.3 million to MXT Capital, LLC, a Delaware limited liability company, which is wholly-owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families, and also issued to MXT Capital 232,593 limited partnership units in the Operating Partnership (“OP Units”), with an aggregate value of approximately $2.9 million based on the initial public offering price of our common stock, that are exchangeable, subsequent to the one year anniversary of the closing of the initial public offering, for cash or, at our option, common stock on a one-for-one basis. Further, on October 19, 2010, the Operating Partnership issued an aggregate of approximately $10.7 million and 53,000 OP Units, with an aggregate value of approximately $0.7 million based on the initial public offering price of our common stock, to third-party investors pursuant to contribution agreements and purchase and sale agreements as part of our formation transactions.
     The OP Units were issued in reliance upon the exemption from registration provided for by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The OP Units were issued without general solicitation or advertising and each recipient of OP Units represented that he or she was an “accredited investor” within the meaning of Regulation D of the Securities Act.

Item 3.03	Material Modification to Rights of Security Holders.
     In connection with the closing of the initial public offering, the Board of Directors of the Company granted a waiver (the “Waiver”) to Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) of certain of the restrictions in Article VII of the Articles of Amendment and Restatement of the Company which generally prohibit any person or entity from beneficially or constructively owning more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate outstanding capital stock of the Company (the “Ownership Limit”). Pursuant to the Waiver, the Board of Directors agreed to increase the Ownership Limit with respect to Cohen & Steers to 17%.

Item 9.01	Financial Statements and Exhibits.

Exhibit
Number	Description
10.1	Tax Protection Agreement between Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, MXT Capital, LLC and the parties named therein, dated as of October 19, 2010.

10.2	Form of Indemnification Agreements between Campus Crest Communities, Inc., and each of each of Ted W. Rollins, Donald L. Bobbitt, Jr., Earl C. Howell, Michael S. Hartnett, Howard J. Weissman, Denis McGlynn, Richard S. Kahlbaugh, N. Anthony Coles, Shannon N. King, William G. Popeo, Brian L. Sharpe and Daniel L. Simmons, dated as of October 19, 2010.

10.3	Credit Agreement, by and among Campus Crest Communities Operating Partnership, LP, Campus Crest Communities, Inc., Citibank, N.A., and the other parties thereto, dated as of October 19, 2010.

10.4	Amended and Restated Operating Agreement of HSRE-Campus Crest I, LLC, dated October 19, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.
Date: October 21, 2010	/s/ Ted W. Rollins
Ted W. Rollins
Co-Chairman and Chief Executive Officer